UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐         Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Set forth below are the additional materials that The Committee for Aerojet Rocketdyne Shareholders and Value Maximization (the “Committee”) posted on its website (the “Website”), located at https://maximizeajrdvalue.com/.

The Committee is comprised of four incumbent independent directors1 (Eileen P. Drake, Thomas A. Corcoran, General Lance W. Lord USAF (Ret.) and General Kevin P. Chilton USAF (Ret.), and four new independent director nominees (Gail Baker, Marion C. Blakey, Deborah Lee James and Major General Charles F. Bolden, Jr., USMC (Ret.)) nominated by Ms. Drake for election at the upcoming 2022 Annual Meeting of Stockholders of Aerojet Rocketdyne Holdings, Inc. (the “Company” or “Aerojet”).

“Home” Tab of the Website

HOME OUR NOMINEES SHAREHOLDER RESOURCES RECENT DEVELOPMENTS CONTACT

Vote to Support the Board Nominees who are Independent of Steel Partners and Committed to Maximizing Shareholder Value

COPYRIGHT © 2022 MAXIMIZE AJRD VALUE - ALL RIGHTS RESERVED. | IMPORTANT INFORMATION

[1]

All references in this letter to “independent” directors is meant to describe the directors’ independence from Mr. Lichtenstein, Steel Partners and affiliates (i.e., the individuals and entities that initially launched the proxy contest as a stockholder under the Company’s advance notice bylaws, and not through the normal board governance procedures through the Company’s Nominating and Governance Committee).

“Important Information” Tab of the Website

The information contained on this website is provided by Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) and represents communications made on their own behalf, and not on behalf of Aerojet Rocketdyne Holdings, Inc. (the “Company”). The Incumbent Directors will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s upcoming annual meeting of shareholders. The Incumbent Directors will furnish the definitive proxy statement to its shareholders, together with a WHITE proxy card. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov.

The Incumbent Directors together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James (collectively referred to as the “Committee for Aerojet Rocketdyne Shareholders and Value Maximization” or the “Committee”) may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company’s upcoming annual meeting of shareholders. Information about the Incumbent Directors is set forth in the Company’s Proxy Statement for its last Annual Meeting of Shareholders, which was filed with the SEC on March 19, 2021 and is available at the SEC’s website at www.sec.gov or the Company’s website at https://ir.aerojetrocketdyne.com/. Additional information regarding the interests of participants in the solicitation of proxies in connection with the upcoming annual meeting of shareholders will be included in the definitive proxy statement that the Committee will file with the SEC.

Ms. Drake beneficially owns 336,131 shares of common stock, $0.10 par value per share, of the Company (the “Common Stock”), among which 119,260 shares of Common Stock are directly beneficially owned by Ms. Drake and 216,871 shares of Common Stock are held by EPD 2018 Trust dated August 7, 2018 and indirectly beneficially owned by Ms. Drake. On behalf of General Chilton, 20,436 shares of Common Stock are held by a “rabbi trust,” the receipt of which has been deferred by General Chilton pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 20,436 shares of Common Stock are not deemed to be beneficially owned by General Chilton. On behalf of General Lord, 41,911 shares of Common Stock are held by a “rabbi trust,” the receipt of which has been deferred by General Lord pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Thus, such 41,911 shares of Common Stock are not deemed to be beneficially owned by General Lord. Mr. Corcoran beneficially owns 107,301 shares of Common Stock, among which 3,699 shares of Common Stock are directly beneficially owned by Mr. Corcoran and 103,602 shares of Common Stock are held by Thomas A. Corcoran TTEE U/A DTD 07/16/2001 Trust and indirectly beneficially owned by Mr. Corcoran. Ms. James beneficially owns 29 shares of Common Stock, all of which are held by Deborah Lee James Living Trust and indirectly beneficially owned by Ms. James. Mmes. Baker and Blakey and Maj. Gen. Bolden do not beneficially own any securities of the Company.

Forward-Looking Statements

This website contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements on this website and elsewhere in the Committee’s communications are based on current expectations and are subject to risks, uncertainty and changes in circumstances, which could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “believe,” “could,” “expect,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the forward-looking statements.

“Our Nominees” Tab of the Website

Gail Baker

Gail Baker Ms. Baker served as the President, Aftermarket services for Collins Aerospace from 2019 until her retirement in 2020. In this role, she led the $11 billion worldwide commercial and military aftermarket business and customer service organizations, and her responsibilities included customer-tailored solutions, long-term aftermarket programs, spares planning and delivery, asset management, technical and strategic planning and management of 14 global maintenance, repair and overhaul facilities. From 2017 to 2019, Ms. Baker served as the President, Intelligence, Surveillance, Reconnaissance and Space at Collins Aerospace. From 2015 to 2017, she served as the Vice President, Air Management Systems, European Entities and Aftermarket for UTC Aerospace Systems, a predecessor of Collins Aerospace. From 2011 to 2015, she also served as the President, Aerospace Customers and Business Development for UTC Aerospace Systems.

Ms. Baker currently serves as a director on the board of Leonardo DRS, serving on the Compensation Committee.

Marion C. Blakey

Ms. Blakey served as President and CEO of Rolls-Royce North America Inc. (RRNA) until 2018. Prior to joining Rolls-Royce, Blakey was President and CEO of the Aerospace Industries Association (AIA) for eight years where she provided the leading voice for the aerospace and defense industry representing more than 270 member companies.

From 2002 to 2007, Blakey was Administrator of the Federal Aviation Administration (FAA) where she operated the world’s largest air traffic control system and managed 44,000 employees and a $14 billion budget. Prior to 2002, she held several senior positions including Chairman of the National Transportation Safety Board (NTSB) and Administrator of the U.S. Department of Transportation’s National Highway Traffic Safety Administration (NHTSA), as well as ran her own consulting firm focusing on transportation and infrastructure issues.

Ms. Blakey currently serves as a director on the boards of Sun Country Airlines and New Vista Acquisition Corporation, and was previously a director at Alaska Air Group and Cobham PLC.

Maj. Gen. Charles F. Bolden Jr., USMC (Ret.)

Maj. Gen. Bolden (Ret.) was the Administrator of the National Aeronautics and Space Administration (NASA) from July 2009 until January 2017. Bolden’s 34 year career with the Marine Corps included 14 years as a member of NASA’s Astronaut Office. After joining the office in 1980, he traveled into orbit four times aboard the space shuttle between 1986 and 1994, commanding two of the missions and piloting two others. Today, in addition to his numerous professional affiliations, Maj. Gen. Bolden serves as the Founder and CEO Emeritus of The Charles F. Bolden Group, providing leadership in the areas of Space/ Aerospace Exploration, National Security, STEM+AD Education and Health Initiatives.

Maj. Gen. Bolden currently serves as a director on the boards of Atlas Air Worldwide Holdings, Ligado Networks LLC and Blue Cross Blue Shield of South Carolina, and was previously a director at Bristow Group, LORD Corp, Marathon Oil and GenCorp.

Deborah Lee James

Ms. James served as the 23rd Secretary of the United States Air Force, a position she held from December 2013 to January 2017. Prior to her role as Secretary of the Air Force, Ms. James held various executive positions during a 12-year tenure at Science Applications International Corporation (SAIC), most recently serving as Sector President, Technical and Engineering of the Government Solutions Group. SAIC is a provider of services and solutions in the areas of defense, health, energy, infrastructure, intelligence, surveillance, reconnaissance and cybersecurity to agencies of the U.S. Department of Defense (DoD), the intelligence community, the U.S. Department of Homeland Security, foreign governments and other customers. Earlier in her career, Ms. James served as Professional Staff Member for the House Armed Services Committee and as the DoD Assistant Secretary of Defense for Reserve Affairs.

Ms. James serves as a director on the boards of Textron Inc. and Unisys Corporation.

Eileen P. Drake

Ms. Drake has served as CEO and President of the Company and as a member of the Board of Directors since June 2015. Immediately prior to these roles, she served as the Company’s COO from March 2015 to June 2015.

Before joining the Company, Ms. Drake held several senior positions with United Technologies Corporation (UTC), a multinational manufacturing conglomerate, from 2003 to 2015, including President of Pratt & Whitney AeroPower’s auxiliary power unit and small turbojet propulsion business from 2012 to 2015. From 1996 to 2003, Ms. Drake managed production operations at both the Ford Motor Company and Visteon Corporation where she was Ford’s product line manager for steering systems and plant manager of Visteon’s fuel system operation. Ms. Drake also served on active duty for seven years as a U.S. Army aviator and airfield commander of Davison Army Airfield in Fort Belvoir, Virginia.

Ms. Drake also serves as a director on the board of Woodward, Inc., serving as Chair of the Nominating and Governance Committee and on the Compensation Committee.

General Kevin P. Chilton, USAF (Ret.)

Gen. Chilton has served as a member of the Aerojet Rocketdyne Board of Directors since 2018. Gen. Chilton has served as president of Chilton & Associates LLC, an aerospace, cyber and nuclear consulting company, since 2011, when he retired from the U.S. Air Force after over 34 years of service completing his career as the Commander, U.S. Strategic Command, where he was responsible for the plans and operations for all U.S. forces conducting strategic nuclear deterrence, space and cyberspace operations.

From 2006 to 2007, Gen. Chilton served as Commander of Air Force Space Command, where he was responsible for all Air Force space and nuclear ICBM programs. From 1998 to 2006, Gen. Chilton held a number of positions in the Department of Defense including: Commander of the 9th Reconnaissance Wing; Commander of the 8th Air Force; Deputy Director of Politico-Military Affairs, Asia-Pacific and Middle East; Deputy Director of Programs; and acting Assistant Vice Chief of Staff of the Air Force. From 1987 to 1998, he served as a National Aeronautics and Space Administration (“NASA”) Astronaut, participating in three space shuttle flights and as Deputy Program Manager for Operations for the International Space Station Program.

Gen. Chilton also serves as a director on the board of Lumen Technologies, serving as Chair of the Risk & Security Committee.

Thomas A. Corcoran

Mr. Corcoran has served as a member of the Aerojet Rocketdyne Board of Directors since 2008. Mr. Corcoran has been President of Corcoran Enterprises, LLC, a management consulting company, since 2001. He also served as Senior Advisor of The Carlyle Group, a private investment firm, from 2001 to 2017. Mr. Corcoran has held a number of senior executive positions, including President and CEO of Gemini Air Cargo, Inc. (a Carlyle Group company) from 2001 to 2004; President and CEO of Allegheny Teledyne Incorporated from 1999 through 2000; and President and COO of Lockheed Martin Corporation’s Electronic Systems and Space & Strategic Missiles sectors from 1993 to 1999. Mr. Corcoran was also elected a corporate officer and rose to the number two position in G.E. Aerospace as VP and General Manager of G.E. Aerospace Operations in 1990, after beginning his career with General Electric Company in 1967.

Mr. Corcoran also serves as a director on the board of L3Harris Technologies, Inc., serving on the Audit and Finance Committees.

General Lance W. Lord, USAF (Ret.)

Gen. Lord has served as a member of the Aerojet Rocketdyne Board of Directors since 2015. Since retiring from the U.S. Air Force in 2006 after 37 years of military service, Gen. Lord has been a Senior Associate of The Four Star Group, LLC, a private aerospace and defense advisory and consulting group, since 2008. In 2010, Gen. Lord founded L2 Aerospace, LLC (now known as OmniTeq, LLC), an innovative company to shape and influence the business competition in the dynamic and emerging commercial, civil and defense aerospace markets.

While in the military, Gen. Lord held a number of significant posts, including Commander, Air Force Space Command, from 2002 to 2006, during which time he was responsible for the development, acquisition and operation of Air Force space and missile weapon systems. In that position, he led more than 39,700 personnel who provided space and intercontinental ballistic missile combat capabilities to the North American Aerospace Defense Command and U.S. Strategic Command. Gen. Lord also received several prestigious military decorations in his career, including the Distinguished Service Medal and Legion of Merit. He is also the 2014 recipient of the American Astronautical Society’s Military Astronautics Award.

Gen. Lord also serves as a director on the board of Frequency Electronics Corporation, serving on the Audit and Nomination and Governance Committees.

“Shareholder Resources” Tab of the Website

Proxy Contest Background (April 25, 2022) (pdf)

Proxy Contest Background

•

In December 2020, following extensive consideration of a range of potential strategic alternatives and months of negotiations, the Company entered into a merger agreement with Lockheed Martin, pursuant to which the Company would merge with and into Lockheed Martin in exchange for consideration of, among other things, $56.00 per share (inclusive of a $5.00 per share cash special one- time dividend that was paid in March 2021). In all, the merger consideration totaled approximately $4.4 billion. Stockholders, including Steel Partners, voted to approve the merger on March 9, 2021.

•

In Fall 2021, information received by the Board indicated Mr. Lichtenstein was working to undermine the transaction, denigrating Company management and intending to seize control if the Lockheed Martin merger failed. These allegations, if validated, could put in question Mr. Lichtenstein’s fitness to continue serving as a Company director. The reports were particularly troubling given that Mr. Lichtenstein voted as a director to recommend the transaction to stockholders, a decision that required him to conclude the transaction was in the best interest of the Company and its stockholders.

•

In September 2021, the six non-executive directors on the Company’s Board, including the three Lichtenstein allies, sent him a written directive to cease and desist from communicating with third parties about the merger and Company’s executive management. The same six directors later approved an internal investigation into Mr. Lichtenstein’s conduct, to be conducted by external independent counsel.

•

On January 21, 2022, Mr. Lichtenstein called a special Board meeting to be held three days later on January 24. When Ms. Drake wrote to Mr. Lichtenstein (copying the entire Board) and inquired into the agenda and purpose for the special meeting, Mr. Lichtenstein informed her that the meeting was to discuss the slate of directors for the Company’s 2022 annual meeting in the event the transaction with Lockheed Martin failed to close. We are not aware of any effort by Mr. Lichtenstein, or by any Steel Partners Director, before the January 24 special meeting to confer with Aerojet’s Corporate Governance & Nominating Committee—the committee responsible for evaluating and making a recommendation on the Company’s director nominees.

•

One hour before the January 24 special meeting was set to begin, Mr. Lichtenstein circulated an agenda, including proposed resolutions fixing the latest date for the Company’s 2022 annual meeting as May 4, 2022 and establishing the director slate on which stockholders would be asked to vote. Mr. Lichtenstein’s proposed slate included all of the Company’s current directors except Mr. Corcoran—the director supervising the ongoing investigation into Mr. Lichtenstein’s alleged misconduct.

•

By proposing that the Board nominate all of the Company’s current directors, except Mr. Corcoran, Mr. Lichtenstein’s proposal, if approved by the Board and supported by the stockholders at the annual meeting, would give him and his faction 4-3 voting control of the Board following the annual meeting, and would have the effect of removing the sole director supervising the internal investigation of Mr. Lichtenstein’s conduct on behalf of the non-executive members of the Board.

•

Upon receipt of Mr. Lichtenstein’s agenda and proposed resolutions, Ms. Drake wrote to Mr. Lichtenstein (copying the entire Board) and informed Mr. Lichtenstein that it was not consistent with the Board’s nomination processes and procedures to select a Board slate before Aerojet’s regularly scheduled February Board meeting (at which this topic would ordinarily be considered) and before the slate formally recommended by the Corporate Governance & Nominating Committee.

•

In light of the Board’s delegation of these governance responsibilities and duties to the Corporate Governance & Nominating Committee, Ms. Drake requested in writing to Mr. Lichtenstein (copying the entire Board) that the issue of director nominees be tabled until the February Board meeting. Mr. Lichtenstein never responded.

•

Rather than adhere to the Company’s well-established nomination process, Mr. Lichtenstein attempted to circumvent the Corporate Governance & Nominating Committee (and its procedures) to ensure that he would have a seat on the Board regardless of the outcome of the ongoing internal investigation into his conduct. In addition, the Company’s then-general counsel (who regularly attends Board meetings and takes minutes for Company board meetings) was excluded from the meeting by Mr. Lichtenstein.

•

The January 24 special meeting began with all the members of the Board in attendance by telephone except Mr. Corcoran (who was only in attendance for part of the meeting). Mr. Lichtenstein explained to the Board that he wanted to pass the following resolution that same day:

RESOLVED, that in the event Aerojet’s merger with Lockheed Martin does not close for any reason by the 2022 annual meeting of stockholders (the “Annual Meeting”), Aerojet’s slate of director candidates for election at the Annual Meeting will be fixed at seven (7) individuals comprised of General Kevin P. Chilton, James R. Henderson, Warren G. Lichtenstein, General Lance W. Lord, Audrey A. McNiff, Martin Turchin and Eileen P. Drake.

•

As previously noted, this proposed director slate included all of the current Board members except Mr. Corcoran, the director supervising the ongoing internal investigation into Mr. Lichtenstein on behalf of the non-executive board members who authorized the investigation.

•

Following discussion of the resolution, Mr. Corcoran joined the call to explain that Mr. Lichtenstein had urged him to agree not stand for reelection at the 2022 annual meeting. Gen. Chilton, Mr. Corcoran, Ms. Drake, and Gen. Lord then informed Mr. Lichtenstein that they would vote against his proposed resolution which appeared to be an attempt to guarantee Mr. Lichtenstein’s re-nomination to Aerojet’s Board given, among other reasons, Mr. Lichtenstein’s disregard of the Company’s ordinary corporate governance processes and procedures for nominating directors.

•

Once it became clear that Mr. Lichtenstein would not have enough votes to pass the resolution, he decided to move the vote on his proposal to another special meeting of the Board that he intended to call on Thursday, January 27, 2022, and asked everyone to reconsider voting for his proposed resolutions.

•

On January 26, 2022, Mr. Lichtenstein once again disregarded the Company’s established processes and procedures for nominating directors, and e-mailed the Board an agenda for another special Board meeting to be held the next day. The agenda included approving the Company’s director slate for the 2022 annual meeting and approving a letter agreement with Steel Partners, a stockholder of the Company that is controlled by Mr. Lichtenstein, concerning his proposed director slate (the “Letter Agreement”). The Letter Agreement sought a binding agreement between the Company and Steel Partners that in the event the merger with Lockheed Martin did not close, as we believe Mr. Lichtenstein desired, Aerojet’s director slate for the 2022 annual meeting would be comprised of Gen. Chilton, Ms. Drake, Mr. Henderson, Mr. Lichtenstein, Gen. Lord, Ms. McNiff, and Mr. Turchin (which again excluded Mr. Corcoran). In exchange, Steel Partners would agree not to nominate its own slate of director candidates for election at the 2022 annual meeting under the Company’s advance notice bylaw.

•	Mr. Lichtenstein subsequently canceled the January 27 special meeting when, in our belief, he learned that he would not have the necessary votes to push through his agenda.

•

On January 28, 2022, one day later and approximately one week before the end of the window of stockholder nominations for the 2022 annual meeting of stockholders, Mr. Lichtenstein delivered to the Company documentation purporting to nominate a new slate of directors through an affiliate of Steel Partners. The notice, which was submitted to the Company’s Corporate Secretary, nominated a different slate of directors (the “Steel Slate”) than Mr. Lichtenstein had previously sought to nominate through his January 24 proposed resolution and January 27 proposed Letter Agreement.

•

The Steel Slate included Mr. Lichtenstein and the other directors having ties to Steel Partners—Mr. Henderson, Mr. Turchin, and Ms. McNiff—along with three new director candidates—Heidi Wood, Aimee Nelson, and Joanne Maguire. Notably, the Steel Slate excluded the Company’s CEO, Ms. Drake and the three independent directors that days earlier had indicated that they would refuse to approve Mr. Lichtenstein’s proposal seeking to guarantee his nomination at the 2022 annual meeting regardless of the outcome of the ongoing internal investigation.

•

Over the course of the weekend of January 29–30, 2022, the Incumbent Directors tried to negotiate an agreement to avert a costly and time-consuming proxy contest by offering to delay the annual meeting or otherwise provide additional time for stockholders, including Steel Partners, to nominate directors for the 2022 annual meeting. However, Mr. Lichtenstein would not agree to any resolution that did not immediately and absolutely guarantee a seat on the Board for either himself or a Steel Partners’ representative, regardless of the outcome of the ongoing investigation into his conduct.

•

On February 1, 2022, eleven days after Mr. Lichtenstein called the first special board meeting seeking to remove Mr. Corcoran from the Company’s slate of nominees, Steel Partners and Mr. Lichtenstein finally filed an amendment to their Schedule 13D, disclosing Steel Partner’s January 28 notice nominating the Steel Slate. The 13D amendment failed to disclose any of the efforts on the part of Mr. Lichtenstein to take control of the Board during the prior week.

•

On February 7, 2022, the Steel Partners Directors filed suit in the Court of Chancery of the State of Delaware seeking that the Board be barred from playing its traditional role of (a) nominating a board slate, (b) soliciting proxies on behalf of the slate and (c) protecting the enterprise and the election process from threats.

•

On February 11, 2022, the Incumbent Directors filed suit against the Steel Partners Directors and Steel Partners in the Court of Chancery of the State of Delaware seeking, among other things, an order appointing a special committee of the Company’s Board, consisting of General Chilton, Mr. Corcoran, and General Lord, to manage the Company’s response to the proxy contest launched by Steel Partners, Mr. Lichtenstein and his nominees in light of the Board’s deadlock regarding the annual election, or, alternatively, appointing a custodian to break the deadlock.

•

In light of the filing of their lawsuit against the Steel Partners Directors and Steel Partners, the Incumbent Directors sought that the court hold a trial in May 2022 to allow for it to occur prior to the annual meeting to occur in either May or June, at the latest. Steel Partners sought a trial date in July 2022, after the annual meeting.

•	On February 13, 2022, Lockheed Martin delivered notice of termination of the merger agreement with the Company.

•

At a February 15, 2022 hearing on a motion for a temporary restraining order, the Delaware Court of Chancery granted the Steel Directors’ motion providing that no director, officer employee, advisor or agent of the Company or anyone acting in concert with them shall, absent written Board approval, make or issue (i) any public statement, press release, or disclosure pertaining to the proxy contest in the name of the Company, but may do so in their individual capacity, or (ii) take action on behalf of the Company or use Company resources to support any candidate. Since the window for director nominations had already closed, in its written order issued on February 23, 2022, the Delaware Court of Chancery provided that the Incumbent Directors would have five days (until February 28, 2022) to submit an alternative slate of director nominees for the 2022 annual meeting of stockholders.

•

On February 25, 2022 the Court of Chancery entered an order scheduling a trial to be held on May 23-25, 2022. The Court also asked that “If the annual meeting is not occurring in June 2022 as expected, the parties should inform the court as soon as possible.”

•	On the morning of February 28, 2022, after the Court had set the May trial date, a representative of Mr. Lichtenstein delivered to a representative of Ms. Drake the following e-mail (emphasis added):

Ray:

I understand that the Company’s annual meetings have typically occurred in early May. By way of example, the 2019 annual meeting occurred on May 9, the 2020 annual meeting occurred on May 6, and the 2021 annual meeting occurred on May 5. We believe the Company should stick as closely as possible to the traditional schedule. Because our trial is scheduled for May 23-25, 2022, and because the Court believes the trial should occur before the 2022 annual meeting, we think the meeting should occur in early June at the latest. We believe the Board should take up this issue as soon as possible given the Court’s request that we report “as soon as possible” “[i]f the annual meeting is not occurring in June 2022 as expected.” Let me know if it would be helpful to discuss. Tom

•

On the evening of February 28, 2022, Ms. Drake, in her capacity as a stockholder of the Company, delivered to the Company a notice of nomination of each of the eight Participants for election as directors of the Company at the 2022 annual meeting of stockholders (the “Independent Slate”). The Independent Slate is composed of Eileen P. Drake, General Kevin P. Chilton, USAF (Ret.), General Lance W. Lord, USAF (Ret.), Thomas A. Corcoran, Gail Baker, Marion C. Blakey, Charles F. Bolden and Deborah Lee James. If Ms. Drake had not submitted an alternative slate of director nominees by that date, the Steel Slate would have been the only slate that could have been voted on by stockholders at the 2022 annual meeting.

•

On March 1, 2022, a representative of Ms. Drake proposed to a representative of Mr. Lichtenstein that, among other things, (1) all parties agree that the litigation be stayed and (2) that the Board of Directors schedule an annual meeting for May 3, 2022. The proposed date of the annual meeting was consistent with the proposal made by Mr. Lichtenstein one day earlier that the “Company should stick as closely as possible to the traditional schedule.”

•

On March 3, 2022, a representative of Mr. Lichtenstein responded back to a representative of Ms. Drake, noting that “We are not willing to stay the litigation at this time. In light of the fact that the Court has set the trial for May 23-25, 2022 and expects the trial to occur before the 2022 annual meeting, we believe the annual meeting should occur during the week of May 30—June 3. We believe the record date should be in the first week of April” (emphasis added).

•	On March 5, 2022, a representative of Ms. Drake suggested to a representative of Mr. Lichtenstein that the parties schedule an annual meeting on May 5, 2022.

•

On March 6, 2022, a representative of Mr. Lichtenstein responded back suggesting that, subject to various assurances, they had “no objection to a proposed record date of April 4, provided it precedes the annual meeting by at least forty-five days, so that the proxy contestants have sufficient time to solicit.”

•

On March 7, 2022, the Incumbent Directors dismissed without prejudice the lawsuit they had previously filed in the Court of Chancery of Delaware in order to avoid further litigation and move expeditiously towards an annual meeting of stockholders.

•

On April 5, 2022, Mr. Lichtenstein delivered notice to the Company of his filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing an intention to acquire slightly over $1 billion in Company voting securities in the near future.

•

On April 9, 2022, the Incumbent Directors proposed to the Steel Partners directors the setting of a record date for the annual meeting of April 21, 2022, and a meeting date of May 27, 2022. The Steel Partners Directors did not agree, or make a counter-proposal.

•

On April 20, 2022, a representative of Mr. Lichtenstein notified the Independent Directors that his client “is not willing to support a meeting date sooner than thirty days after the Court’s ruling.” This could result in the 2022 annual meeting occurring no earlier than July 2022, and potentially as late as September 2022.

•

Also on April 20, the Independent Directors (General Chilton, Mr. Corcoran and General Lord) and Ms. Drake filed a Counterclaim in the Delaware litigation alleging, among other things, that: (a) Mr. Lichtenstein and the other directors affiliated with Steel Partners have a fiduciary obligation to recuse themselves on votes on matters in which Steel Partners and Mr. Lichtenstein have a conflict of interest; (b) Mr. Lichtenstein has a conflict of interest with respect to matters relating to Steel Partners’ proxy solicitation and potential stock purchase; (c) the other directors affiliated with Steel Partners share Mr. Lichtenstein’s conflict of interest; and (d) those directors are violating their fiduciary duties by failing to abstain from votes in which they have a conflict of interest and, by doing so, preventing the Board from acting independently to protect stockholder interests. The Counterclaim further alleges that Mr. Lichtenstein and the other Steel Partners-affiliated directors have conflicts of interest because Mr. Lichtenstein stands to lose millions of dollars in annual compensation he has earned as Executive Chairman if he is not reelected to the Board, and because Steel Partners’ proxy fight is receiving an unfair advantage by virtue of the Board deadlock.

Answer and Counterclaims (Excerpted) (April 21, 2022) (pdf)

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE AEROJET ROCKETDYNE	)	C.A. No. 2022-0127-LWW
HOLDINGS, INC.	)

DEFENDANTS’ ANSWER, AFFIRMATIVE DEFENSES, AND VERIFIED

COUNTERCLAIMS TO PLAINTIFFS’ VERIFIED COMPLAINT AND

VERIFIED SUPPLEMENT TO THE COMPLAINT

Defendants Kevin P. Chilton, Thomas A. Corcoran, Eileen P. Drake, and Lance W. Lord (“Defendants”), by and through their undersigned counsel, upon knowledge as to their own actions and upon information and belief as to all other matters, respond to the Verified Complaint (the “Complaint”) and Verified Supplement to the Complaint (the “Supplement”) as follows:

GENERAL DENIAL

Except as otherwise expressly admitted in this Answer, Defendants deny each and every allegation in the Complaint and in the Supplement. Defendants state that the headings and sub-headings throughout the Complaint and Supplement do not constitute well-pleaded allegations of fact and therefore require no response. To the extent a response is deemed required, the allegations in the headings and sub-headings in the Complaint and Supplement are denied. To the extent Defendants use terms in this Answer defined in the Complaint or Supplement, that use is not an acknowledgement or admission of any characterization Plaintiffs may ascribe to the defined terms. Defendants deny that Plaintiffs are entitled to any of the relief sought

VERIFIED COUNTERCLAIM AND THIRD-PARTY COMPLAINT

Counterclaim and Third-Party Complaint Plaintiffs General Kevin P. Chilton, USAF (Ret.), Thomas A. Corcoran, Eileen P. Drake and General Lance W. Lord, USAF (Ret.), by and through their undersigned counsel, hereby file this Verified Counterclaim and Third-Party Complaint and allege, on knowledge with respect to themselves and their own acts, and upon information and belief as to all other matters, as follows:

INTRODUCTION

1. Nominal party Aerojet Rocketdyne Holdings, Inc. (“AJRD”), a publicly-traded Delaware corporation in the defense and aerospace industries, is the subject of a proxy contest between two rival slates. Each slate is supported by half of AJRD’s eight-member Board of Directors (the “Board”). A seven-candidate slate, nominated by AJRD’s Executive Chairman, the “activist investor” Warren G. Lichtenstein, consists of Mr. Lichtenstein, four people he controls through financial and personal relationships and two others. The other slate consists of AJRD’s President and Chief Executive Officer, Eileen P. Drake and seven independent candidates with extensive industry experience – including three highly-decorated retired general officers.

2. Delaware corporate norms require that a properly functioning board of directors facing a proxy contest use its authority to protect the enterprise and its stockholders from threats by, among other things, ensuring a fair election process. Such a board would, among other things, set an annual meeting date, determine the record date for voting at the meeting, evaluate whether any of the proffered slates poses a threat to the enterprise and its stockholders and, if necessary, take reasonable and proportionate steps to address that threat.

3. Unfortunately, AJRD’s Board does not function properly. Because Mr. Lichtenstein controls half of the incumbent directors, he has a veto over any Board action affecting his bid to seize control. As a fiduciary, Mr. Lichtenstein has an obligation to abstain from votes affecting his self-interest. Were he to do so, there would be no deadlock. In violation of his fiduciary duty, Mr. Lichtenstein is using his veto to prevent the Board from scheduling a meeting, from setting a record date, from appointing a Special Committee of independent directors to address his insurgency or from taking any other action inconsistent with his self-interest. Particularly given his formidable financial resources, Mr. Lichtenstein’s ability to neuter the Board gives him a huge advantage in his campaign to control the company.

4. The threat to a fair election process and to AJRD is heightened by the fact that recently, Mr. Lichtenstein provided AJRD with notice under federal anti-trust laws of an intent to purchase enough AJRD voting stock to raise his stake from about 5% to about 34%. He is using his Board-level blocking position to deny AJRD the ability to consider and implement responses to his vote-buying scheme. In short, by failing to recuse himself as required by Delaware law, Mr. Lichtenstein is denying his fellow directors the ability to fulfill their fiduciary obligation to protect the enterprise and its stockholders. Unless federal regulators or the Court steps in, Mr. Lichtenstein will be able to start buying AJRD voting securities on May 5.

5. In addition, Mr. Lichtenstein is violating AJRD’s By-Laws and the federal securities laws by disseminating materially misleading and incomplete disclosures in support of his proxy solicitation. These include a failure to disclose: (a) he is the subject of an investigation authorized by six of the directors (including his three Board allies) into allegations of official misconduct; (b) his full relationship with his Board nominees and the fact that election of his slate would deny stockholders the protection of a disinterested majority; and (c) details regarding his plans for AJRD if he succeeds.

6. Through this action, the Counterclaim and Third-Party Complaint Plaintiffs, including AJRD’s only independent directors, seek injunctive and declaratory relief preventing Mr. Lichtenstein from inequitably using his blocking position to prevent the Board from fulfilling its statutory role of managing the Company and its fiduciary responsibility to protect it and the stockholders. Without such relief, AJRD’s stockholders (including Counterclaim and Third-Party Complaint Plaintiffs) will be irreparably injured by a fiduciary’s unfair manipulation of the Board and the election process.

7. Counterclaim and Third-Party Complaint Plaintiffs also seek temporary injunctive relief barring Mr. Lichtenstein from acquiring AJRD voting securities until the Court has an opportunity to address the merits of the claims asserted here. Without such relief, Mr. Lichtenstein will deprive this Court of the ability to fashion effective relief by locking in a significant structural proxy contest advantage.

8. Counterclaim and Third-Party Complaint Plaintiffs have no adequate remedy at law.

THE PARTIES

9. Nominal Counterclaim and Third-Party Complaint Defendant AJRD is a Delaware corporation, headquartered in California. AJRD is a technology-based engineering and manufacturing company that develops and produces specialized power and propulsion systems, as well as armament systems. It develops and manufactures liquid and solid rocket propulsion, air-breathing hypersonic engines, and electric power and propulsion for space, defense, civil, and commercial applications. AJRD’s Board has eight members, only one of whom is a management representative. Three are highly-respected independent directors with extensive industry experience, including two retired four star generals (the “Independent Directors”). Two directors are principals of Counterclaim and Third-Party Complaint Defendant Steel Partners Holdings, including its owner Warren Lichtenstein, and two maintain close familial connections with Steel Partners executives.

10. Counterclaim and Third-Party Complaint Plaintiffs are AJRD’s President, CEO and Director – Ms. Drake – and AJRD’s three Independent Directors – Gen. Chilton, Gen. Lord and Mr. Corcoran (the “Independent Directors”).

a. Ms. Drake is a former U.S. Army aviator and airfield commander who has been a member of AJRD’s Board since being named CEO and President in 2015. Upon her receipt of the 2017 CEO of the Year award from the Federal Law Enforcement Foundation, Defendant Lichtenstein stated: “Eileen’s transformative leadership of AJRD Rocketdyne has been instrumental in positioning the company for continued growth and success in an increasingly competitive and demanding marketplace. This honor is well-deserved and a fitting accolade for Eileen’s distinguished career.” In December 2019 Mr. Lichtenstein credited Ms. Drake with having “led the transformation of Aerojet Rocketdyne as CEO and as a member of the Board, building a culture of continuous improvement and operational excellence.” Ms. Drake is, and at all relevant times has been, a beneficial owner of AJRD common stock.

b. General Chilton, a retired U.S. Air Force four-star general, joined the Board in 2018. During his 34 years in the Air Force, Gen. Chilton served as Commander, U.S. Strategic Command, where he was responsible for the plans and operations for all U.S. forces conducting strategic nuclear deterrence, space and cyberspace operations. Further, he is the former commander of Air Force Space Command, a former astronaut, and Deputy Program Manager for the International Space Station. Gen. Chilton is, and at all relevant times has been, a beneficial owner of AJRD common stock.

c. Mr. Corcoran has been a member of AJRD’s Board since 2008. He is a long-time leader of companies supporting the United States’ national defense, having held senior executive positions in the defense, aerospace, and other industries since 1967. He was with General Electric for 26 years where he served in numerous elected corporate officer positions, including when GE Aerospace was sold to Lockheed Martin. He was senior advisor to the Carlyle Group and served in executive positions for Gemini Air Cargo, Inc., Allegheny Teledyne Incorporation and Lockheed Martin Corporation’s Electronic Systems and Space & Strategic Missiles sectors. Mr. Corcoran is, and at all relevant times has been, a beneficial owner of AJRD common stock.

d. General Lord is a retired U.S. Air Force four-star general and has been a member of AJRD’s Board since 2015. Gen. Lord held a number of significant posts in the military, including Commander, Air Force Space Command, from 2002 to 2006, during which time he was responsible for the development, acquisition and operation of Air Force space and missile weapon systems. Gen. Lord has experience as a satellite launch decision authority, responsibility for Air Force astronaut activities and Air Force/NASA coordinated operations. Gen. Lord is, and at all relevant times has been, a beneficial owner of AJRD common stock.

11. Counterclaim and Third-Party Complaint Defendant Warren G. Lichtenstein joined the AJRD Board in 2008, and has been the Executive Chairman since 2016. Mr. Lichtenstein previously served as Chairman from 2013 to 2016. He is the founder, Executive Chairman and CEO of Counterclaim and Third-Party Complaint Defendant Steel Partners Holdings GP Inc., the general partner of Counterclaim and Third-Party Complaint Defendant Steel Partners Holdings L.P. (“SPH”), which beneficially owns approximately 4.9% of AJRD’s common stock.2 Mr. Lichtenstein is an activist investor who “has made a reputation and a career out of buying large chunks of undervalued companies and then forcing them to sell.” See AAI’S PARENT ACTING LIKE A FEISTY KID AGAIN, The Baltimore Sun (May 25, 2003), available at https://www.baltimoresun.com/news/bs-xpm- 2003-05-25-0305240321-story.html.

[2]	Unless greater specificity is needed, the Steel Partners entities controlled by Mr. Lichtenstein are referred to as “Steel Partners.”

12. Counterclaim and Third-Party Complaint Defendant James R. Henderson has been a member of AJRD’s Board since 2008. Mr. Henderson is a long-time business associate of Mr. Lichtenstein. He was an Operating Partner of Steel Partners from 1999 to 2011. He has served executive and director roles at various Steel Partners controlled businesses, including: Chairman of the Board and CEO of Point Blank Solutions; President and COO of WebFinancial Corporation, and directorships of GenCorp., Inc., Del Global Technologies, Inc., Angelica Corp., ECC International Corp., BNS Holdings, Inc. and Aviat Networks. As discussed below, Mr. Lichtenstein named Mr. Henderson to his Board seat.

13. Counterclaim and Third-Party Complaint Defendant Martin Turchin has been a member of AJRD’s Board since 2008. Mr. Turchin is a close personal friend of Mr. Lichtenstein’s. His son reportedly is Mr. Lichtenstein’s good friend and his grandson is Mr. Lichtenstein’s Chief of Staff at Steel Partners. As discussed below, Mr. Lichtenstein named Mr. Turchin to his Board seat.

14. Counterclaim and Third-Party Complaint Defendant Audrey A. McNiff has been a member of AJRD’s Board since 2020. Ms. McNiff’s brother, John P. McNiff, is a member of the board of directors of Mr. Lichtenstein’s Steel Partners Holdings L.P. Ms. McNiff was nominated to join the Board by AJRD’s Corporate Governance and Nominating Committee, the majority of which consisted of Lichtenstein-designated directors.

15. Mr. Lichtenstein, Mr. Henderson, Mr. Turchin and Ms. McNiff are among the nominees comprising the slate proposed by Mr. Lichtenstein for election at the next stockholders’ meeting. The other nominees are as follows:

a. Counterclaim and Third-Party Complaint Defendant Aimee J. Nelson is a former advisor to Steel Partners and close personal friend of Mr. Lichtenstein. Information provided by Steel Partners regarding Ms. Nelson’s background reveals no defense or aerospace industry experience.

b. Counterclaim and Third-Party Complaint Defendants Joanne M. Maguire and Heidi R. Wood are former executives of Lockheed Martin and L3Harris Technologies, respectively. Mr. Lichtenstein had previously recommended Ms. Wood for the Aerojet Board.

16. Counterclaim and Third-Party Complaint Defendant SPH Group Holdings LLC (“SPH”) is a Delaware limited liability company with its principal place of business in New York, New York. Mr. Lichtenstein controls SPH.

17. Counterclaim and Third-Party Complaint Defendant Steel Partners Holdings GP, Inc. (“SPH GP”) is a Delaware corporation with its principal place of business in New York, New York. SPH GP is the general partner of Counterclaim and Third-Party Defendant Steel Partners Holdings, L.P., Mr. Lichtenstein controls SPH GP.

18. Counterclaim and Third-Party Complaint Defendant Steel Partners Holdings, L.P. (“SPH L.P.”) is a Delaware Limited Partnership with its principal place of business in Wilmington, Delaware. Mr. Lichtenstein controls SPH L.P.

FACTUAL BACKGROUND

AJRD’s Growth and Success

19. Since joining AJRD in 2014, Ms. Drake has presided over enviable growth. In 2014, the Company reported $1,597.4 million in annual sales and $174.2 million in adjusted EBITDAP (earnings before interest, depreciation, amortization and pension expense). AJRD had a market capitalization of $1.04 billion. On January 1, 2014, the market price of ARJD’s stock was $18 per share.

20. By 2022, AJRD reported $2,188 million in sales and $298.5 million in adjusted EBITDAP. Its market capitalization rose to $3.39 billion and its stock price on April 12, 2022, was $42.36 per share. AJRD’s consistently strong stockholder returns significantly outperformed the Aerospace and Defense Index and the S&P 500.

Mr. Lichtenstein Gains A Blocking Position On The Board

21. In 2008,3 Mr. Lichtenstein, through Steel Partners, accumulated almost 15% of AJRD’s voting stock and threatened a proxy fight to seize control of the Board. To avoid a bruising battle, the Company agreed to a settlement in which it would, among other things, reduce the eleven-member Board to eight, allow Mr. Lichtenstein to designate three directors and engage in a search to hire a new Chief Executive Officer. Steel Partners designated Mr. Lichtenstein, Mr. Henderson and Mr. Turchin. Mr. Henderson was named Chairman in 2008, and Mr. Lichtenstein succeeded him in 2013. Over time, the Board has continued to permit him to name three directors, even though the 2008 agreement had expired and Steel Partners sold down its interest from about 15% to about 5%. Indeed, Lichtenstein-designated directors held a majority of the slots on the Board’s Nominating Committee and, in 2020, the Board accepted their recommendation to designate a fourth Board nominee with ties to Steel Partners – Counterclaim and Third Party Complaint Defendant McNiff.

[3]	At the time, Aerojet was known as GenCorp. For ease of reference, GenCorp and Aerojet are both referred to herein as “Aerojet.”

22. Until recently, Mr. Lichtenstein had a fairly productive relationship with management and the independent directors. That atmosphere was enhanced by the Board’s acquiescence to Mr. Lichtenstein wielding significant influence over the Company’s direction. In 2016, he was named Executive Chairman. Mr. Lichtenstein insisted his lucrative compensation as Executive Chairman be based primarily on Aerojet’s – and, consequently, Ms. Drake’s – performance. Due to Ms. Drake’s successful stewardship of the Company, Mr. Lichtenstein has been well-compensated as Executive Chairman. In 2020, he received more than $7 million in compensation and other benefits.

Questions Arise About Mr. Lichtenstein’s Fitness

23. In December 2020, the Board unanimously approved a Merger Agreement with Lockheed Martin, pursuant to which AJRD stockholders would be cashed out in exchange for a special dividend of $5 a share resulting in merger consideration of $56 per share. The merger consideration totaled approximately $4.4 billion. AJRD stockholders, including Steel Partners, voted to approve the Merger on March 9, 2021.

24. In Fall 2021, information received by the Board indicated Mr. Lichtenstein was working to undermine the transaction, denigrating AJRD’s management and intending to seize control if the Merger failed. These allegations, if validated, could put in question Mr. Lichtenstein’s fitness to continue serving as an Aerojet Director. The reports were particularly troubling given that Mr. Lichtenstein voted as a director to recommend the transaction to stockholders, a decision that required him to conclude the transaction was in the best interest of the company and its stockholders. Mr. Lichtenstein and Steel Partners also issued public statements purporting to support the deal and Ms. Drake’s leadership.

25. The threat to AJRD was so palpable that, in September 2021, the six non-executive directors on the Company’s Board, including the three Lichtenstein allies, sent him a written directive to cease and desist from communicating with third parties about the Merger and AJRD’s executive management. The same six directors designated Mr. Corcoran as the primary point of contact between the Company and Weil, Gotshal & Manges LLP, independent counsel retained to conduct the investigation.

Mr. Lichtenstein Attempts to Moot the Board’s Investigation

26. On January 25, 2022, the Federal Trade Commission filed suit to block the Merger. Soon after, the transaction was abandoned. In the aftermath, Mr. Lichtenstein accelerated his efforts to seize control in advance of the outcome of the internal investigation and the deadline to nominate Directors under the Company’s advance-notice bylaw.

27. Mr. Lichtenstein’s plan to seize control drips with self-interest. If the investigation were to substantiate the reports of misconduct, Mr. Lichtenstein could lose his status as Executive Chairman, as well as the ability to appoint his friends and allies to the Board. He would also lose his ability to influence AJRD to accept a strategic transaction to his personal liking. And, he would lose his lucrative salary that, due to the Company’s success under Ms. Drake, earned Mr. Lichtenstein millions of dollars in annual compensation.

28. Under ordinary circumstances, AJRD would hold its next annual stockholder meeting in Spring 2022. Under the Company’s Corporate Governance Guidelines, the board’s official director slate is to be “based on the recommendations of the Corporate Governance & Nominating Committee,” consisting of Mr. Corcoran (Chair), Mr. Henderson, Ms. McNiff and Mr. Turchin. Based on past practices, the Committee’s recommendations would be presented to the Board at its February meeting.

29. Mr. Lichtenstein, however, faced a time problem because of the risk that the investigation could result in disclosures or recommendations negatively affecting his ability to remain in office. On January 21, 2022, he called a special Board meeting to be held three days later. Mr. Lichtenstein omitted AJRD’s General Counsel (who also served as Board Secretary) from the meeting. One hour before the meeting was to begin, Mr. Lichtenstein circulated an agenda including a resolution that the Board nominate for reelection at the next stockholder’s meeting all the incumbent directors other than Mr. Corcoran, the director supervising the internal investigation into Mr. Lichtenstein on behalf of the non-executive Board members. The slate would result in Mr. Lichtenstein’s and his confederates holding four of seven Board seats. In addition, putting aside the merits of the proposed slate, the resolution would require the Board to bypass the Governance and Nominating Committee process and ignore the Company’s Governance Guidelines. Mr. Lichtenstein proposed that the annual meeting be held “no later than Wednesday, May 4, 2022 if Aerojet’s merger with Lockheed Martin has not closed by such date.”

30. Ms. Drake objected in writing to Mr. Lichtenstein’s demand that the Board act without a Corporate Governance & Nominating Committee recommendation. Mr. Lichtenstein never responded. The independent directors echoed that concern during the meeting. Recognizing he did not have the support of a majority, Mr. Lichtenstein postponed the vote until Thursday, January 27, 2022.

31. Mr. Lichtenstein’s agenda for the January 27 meeting, circulated the day before the meeting, again listed a vote to approve his preferred slate. It included a Steel Partners Letter Agreement and draft board resolutions that, if approved, would bind the Board to support his slate if the Merger did not close. Still unable to obtain a fifth vote, Mr. Lichtenstein canceled the meeting an hour before it was scheduled to begin.

Mr. Lichtenstein Launches an Insurgency

32. On January 28, 2022, the day after Mr. Lichtenstein’s second attempt to force through the Board his chosen slate of directors fell through, AJRD received from Steel Partners a formal notification that Mr. Lichtenstein was nominating his own slate of seven directors. The nominees included the four incumbent directors in Mr. Lichtenstein’s bloc, but none of the directors who refused to accept his slate (including the three Independent Directors).

33. Under Section 2.3 of AJRD’s bylaws, parties other than the Board who wish to nominate a director candidate must provide a Notice disclosing “all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder” (the “Advance Notice Bylaw”). The requirement includes an obligation to disclose all conflicts of interest and plans or proposals relevant to the Company and stockholders.

34. Steel Partners’ Notice failed to comply with the Advance Notice Bylaw in several respects including a failure to disclose:

a. Personal relationships between Mr. Lichtenstein and the Steel Partner nominees that create conflicts between the interests of Mr. Lichtenstein and AJRD stockholders;

b. Actual or potential conflicts arising from other business relationships;

c. Mr. Lichtenstein’s reasons for dropping Ms. Drake and the three independent directors from his slate;

d. Mr. Lichtenstein’s demand that the Board approve a director slate giving Mr. Lichtenstein control over a majority;

e. Mr. Lichtenstein’s intent to exercise personal control over AJRD without regard to the views of Independent Directors;

f. Mr. Lichtenstein’s future plans for the Company, including an intent to replace Ms. Drake as CEO;

g. The pendency of a Board investigation into Mr. Lichtenstein’s conduct and his fitness to serve as Executive Chairman and as a director; and

h. Mr. Lichtenstein’s attempt to secure a contract guaranteeing his nomination regardless of the outcome of the independent investigation.

35. On February 1, Steel Partners amended its SEC filing on Schedule 13D to disclose its board slate. The amendment suffers from the same materially misleading omissions as the Notice including, but not limited to, the absence of any disclosure of the material events leading up to the Director nominations and filing of the 13D.

36. The Independent Directors (including Gen. Chilton, Mr. Corcoran and Gen. Lord) twice met with the other three Lichtenstein Directors exploring whether it would be possible to reach an accommodation. The talks foundered on Mr. Lichtenstein’s refusal to consider any slate that did not include him regardless of the outcome of the independent investigation.

Mr. Lichtenstein Paralyzes the Board

37. On January 31, the three Independent Directors called a special board meeting to discuss Steel Partners’ Notice and the Company’s response. Mr. Lichtenstein, Mr. Henderson, Ms. McNiff and Mr. Turchin refused to attend the meeting, preventing a quorum.

38. Following Steel Partners’ February 1 Schedule 13D amendment, AJRD’s Independent Directors authorized a Press Release disclosing that the Board was conducting an internal investigation into Mr. Lichtenstein under the oversight of a committee of non-executive directors of the Company, three of whom were dropped from the Steel Slate. That same day, the Independent Directors called another special meeting to consider the response to Steel Partners’ proxy contest. Once again, Mr. Lichtenstein, Mr. Henderson, Mr. Turchin and Ms. McNiff refused to attend.

39. The Independent Directors tried one more time, noticing a special Board meeting for February 4. The agenda included a resolution to appoint the Independent Directors as a Special Committee (the “Independent Director Committee”) vested with “all authority of the Board in responding to” the proxy contest, “including selection and approval of the Company’s slate of director nominees to be included in the Company’s proxy statement for the Annual Meeting.”

40. Despite owning and controlling Steel Partners, whose proxy contest was the subject of the proposed February 4 special meeting and proposed resolutions, Mr. Lichtenstein did not recuse himself from that meeting. Instead, on February 3, 2022, Mr. Lichtenstein circulated his own proposed resolutions directly addressing Steel Partners’ proxy contest and, therefore his own interests as an AJRD shareholder, including one requiring the Company to “remain neutral” in response to Steel Partners’ insurgency. The neutrality demand abrogates the duty of the directors to defend AJRD against threats to the Company and its holders – a particularly egregious breach given that it effectively elevates the interests of the patently interested Steel Partners faction over the will of the Independent Directors.

41. At the February 4 meeting, neither Mr. Lichtenstein nor any other director affiliated with Steel Partners recused themselves during the votes on the measures relating to the Steel Partners proxy contest and related insurgency, and all of the proposals failed with 4-4 votes. On February 7, 2022, Mr. Lichtenstein and his Board allies sued Ms. Drake and the Independent Directors, asking the Court to implement the “neutrality” resolutions he had proposed earlier. On February 23, the Court entered a temporary restraining order barring both factions from speaking or acting on behalf of the Company in connection with the proxy contest, and setting the matter for a merits hearing.

42. On February 28, 2022, Ms. Drake and the Independent Directors submitted to the Board a Notice nominating an eight-director slate. The nominees are Ms. Drake, the Independent Directors and four additional independent directors. The four additional independent directors include:

a. Gail Baker, who has extensive management in the aerospace and defense industry, including as president for aftermarket services and president for intelligence, surveillance and space at Collins Aerospace and president for aerospace customers and business development for UTC Aerospace Systems.

b. Marion C. Blakey, former president and CEO of Rolls- Royce North America, Inc. and president and CEO of Aerospace Industries Association. Additionally, Ms. Blakey served as Administrator of the Federal Aviation Administration.

c. Maj. Gen. Charlie F. Bolden (Ret.) who served in the United States Marine Corp. for 34 years, including 14 years as a member of NASA’s Astronaut Office. Gen. Bolden also served as Administrator of the NASA from 2009 until 2017.

d. Deborah Lee James served as the 23rd Secretary of the United States Air Force before which she served in numerous executive positions at Science Applications International Corporation, including as sector president for technical and engineering of the Government Solutions Group.

43. On April 5, Mr. Lichtenstein gave AJRD notice (the “Notice”) pursuant to Section 803.5(a)(1) of the Rules and Regulations promulgated under the Hart- Scott-Rodino Antitrust Improvements Act of 1976 of his intent “to acquire voting [AJRD] securities” that if consummated would result in him “hold[ing] between $202 million and $1.0098 billion in voting securities of the Company.” At current market prices, such a purchase would increase his holdings to about 30% of the total outstanding. Absent action by federal regulators, Mr. Lichtenstein will be able to start purchasing shares on May 5.

44. The magnitude of the potential purchase and the need to secure financing strongly suggests the plan had been in the works long before April 5.

45. Because the Board is deadlocked and because Mr. Lichtenstein refuses to recuse himself on matters relating to Steel Partners, the Board is paralyzed in responding to Mr. Lichtenstein’s vote-buying scheme. Among other things, the Board cannot authorize a submission to the FTC in response to the Notice. It cannot set a record date for the director election that would prevent Mr. Lichtenstein from voting acquired shares. Nor can it consider or undertake other responses that may be appropriate to protect AJRD and its stockholders. To be sure, it cannot nominate an official Board-approved slate. Moreover, while Mr. Lichtenstein has vast financial resources to fund a campaign seeking full control of the Company, Ms. Drake and the Independent Directors are reliant on their more modest personal resources.

46. Compounding the structural unfairness, Mr. Lichtenstein and his advisors refused to provide clear answers and, in some cases, any answers at all, to questions asked on behalf of Ms. Drake and the Independent Directors. These include:

a. Details regarding the financing of the purchases, including when Mr. Lichtenstein and his team began working on those arrangements;

b. Whether he has had any discussions regarding potential block purchases and whether he has any agreements or understandings on the subject;

c. Details on how many shares he intends to purchase;4

d. Whether he will agree not to vote in the 2022 Board election shares purchased pursuant to the HSR notice.5

[4]

Mr. Lichtenstein’s counsel asserted Mr. Lichtenstein plans to purchase enough shares to raise his stake to 15%, but has not explained why Mr. Lichtenstein seeks approval to increase his holdings to double that amount.

[5]

Mr. Lichtenstein’s counsel offered to agree to a record date preceding the purchase, but has not responded to questions about whether Mr. Lichtenstein intends to make bloc purchases in which sellers would provide proxies along with the shares.

47. In correspondence exchanged since the HSR notice, Mr. Lichtenstein’s counsel claimed their clients were prepared to vote on scheduling the annual meeting and setting a record date. On April 9, Plaintiffs circulated a form of unanimous written consent of Directors proposing a record date of April 21, 2022 and a meeting date of May 27, 2022.

48. On April 6, 2022, Mr. Lichtenstein called a Board meeting to be held on April 12, 2022. Ms. Drake and the Independent Directors were unable to attend, but their counsel advised Mr. Lichtenstein they would participate in a meeting on a mutually-acceptable date, after neutral Company counsel had been retained. Presently, the parties are discussing dates for a meeting that would include all directors and independent counsel retained to represent the Company and advise the Board. Ms. Drake and the Independent Directors intend to introduce at the meeting a resolution delegating to a special committee of directors independent of Steel Partners authority to act for the full Board on matters relating to Steel Partners’ proxy fight and planned purchase of voting stock. Unless Mr. Lichtenstein recuses himself, the resolution likely will fail with a tie vote.

49. Unfortunately, Mr. Lichtenstein has indicated that is exactly the result he intends. On April 14, 2022, Mr. Lichtenstein finally responded to the Independent Directors’ April 9 proposed written consent refusing to execute it. Instead, Mr. Lichtenstein now claims it will be “impracticable” to hold the Annual

Meeting until his claims have been tried here, and he seeks to push the Annual Meeting until “thirty days after the conclusion of trial” – or fourteen months since Aerojet’s last Annual Meeting. Contradicting himself, Mr. Lichtenstein then claims an Annual Meeting could have been held already if not for delays in retaining neutral Company counsel, which he speciously blames on the Independent Directors. In any event, Mr. Lichtenstein is unwilling to schedule an annual meeting or address setting a record date.

50. And, regarding his expected share acquisition, Mr. Lichtenstein refuses to recuse himself from the Board’s consideration of the Company’s response to it. Indeed, Mr. Lichtenstein flatly refused to provide answers to basic questions that are necessary for the Board to properly evaluate any potential transaction, including: (a) how he is financing his transaction; (b) whether he intends to conduct a tender offer or purchase shares on the public markets; (c) whether he has communicated with stockholders about acquiring their shares; and (d) whether he would agree not to obtain voting agreements or proxies as part of any acquisition that would enable him to vote shares that he purchases after the annual meeting and record date. Instead, notwithstanding his and the Board’s fiduciary duties, “Mr. Lichtenstein sees no reason to engage on these questions right now,” opting instead to perpetuate a deadlocked Board until after he significantly increases his stake in the Company’s voting securities.

DEMAND ON THE BOARD IS EXCUSED

51. Because the claims set forth in this pleading are individual, no demand on the Board is required. To the extent the claims are derivative, demand is excused. Half of AJRD’s Board consists of the directors who are affiliated with Steel Partners and who are active participants in the misconduct alleged. They cannot, and will not, exercise good faith and independent business judgment with regard to pursuing these claims. As a result, the disinterested directors are unable to exercise control over these claims. Because of the deadlock, demand is excused as futile.

52. Each of the Counterclaim and Third-Party Complaint Plaintiffs is a current AJRD stockholder and was an AJRD stockholder at all times during which the events described herein occurred.

COUNT I

Breach of Fiduciary Duty

(Against the Lichtenstein Directors and Steel Partners)

53. Counterclaim and Third-Party Complaint Plaintiffs repeat and reiterate the allegations set forth above as if set forth fully here.

54. Each of the Lichtenstein Directors owes the Company and its stockholders (including Counterclaim and Third-Party Complaint Plaintiffs) fiduciary duties, including the duties of loyalty, care, good faith and candor. In addition, by virtue of its control of half the AJRD Board, and its ability to veto any action of the Company’s Independent Directors, the Steel Partners entities bear those same fiduciary duties.

55. As detailed above, the Lichtenstein Directors and Steel Partners have violated and continue to violate their fiduciary duties by, among other things: (a) deadlocking the Board in order to obtain an inequitable advantage in a proxy fight for control of the Company; (b) refusing to abstain from votes on matters affecting their personal interests; (c) obstructing the Board’s ability to set an annual meeting date and record date; (d) preventing the Board and the Independent Directors from responding to Mr. Lichtenstein’s insurgency and intent to massively increase his voting stock ownership; and (e) issuing materially misleading and incomplete statements in connection with their proxy solicitation.

56. The Company and its stockholders, including Counterclaim and Third- Party Complaint Plaintiffs, have suffered and continue to suffer irreparable harm as the result of such wrongful and inequitable conduct, and have no adequate remedy at law.

COUNT II

Aiding and Abetting Fiduciary Breaches

(Against the Lichtenstein Nominees and Steel Partners)

57. Counterclaim and Third-Party Complaint Plaintiffs repeat and reiterate the allegations set forth above as if set forth fully here.

58. By knowingly participating (and hoping to benefit from) the misconduct of the Lichtenstein Directors, the Lichtenstein Nominees have aided and abetted the breaches of fiduciary duties by Mr. Lichtenstein, the Lichtenstein Directors and Steel Partners, and continue to do so. Even if Steel Partners is not considered a fiduciary, it is an aid/abettor by virtue of its knowing and active participation in the promulgation of an insurgent slate that benefits from the breaches of the fiduciaries, in the planned purchase of additional AJRD stock, and its dissemination of materially misleading and incomplete disclosures.

59. The Company and its stockholders, including Counterclaim and Third- Party Complaint Plaintiffs, have suffered and continue to suffer irreparable harm as the result of such wrongful and inequitable conduct, and have no adequate remedy at law.

COUNT III

Fraud

(Against the Lichtenstein Directors and Steel Partners)

60. Counterclaim and Third-Party Complaint Plaintiffs repeat and reiterate the allegations set forth above as if set forth fully here.

61. As detailed above, the Lichtenstein Directors and Steel Partners owed fiduciary duties to the Company and its stockholders, including the duty to disclose complete and accurate information concerning their proposed Board slate and intentions for the Company.

62. Rather than fulfilling that duty, the Lichtenstein Directors and Steel Partners actively concealed (and continue to conceal) facts regarding the proposed Lichtenstein Nominees and Mr. Lichtenstein’s intentions for the Company.

63. The Lichtenstein Directors and Steel Partners’ statements and/or omission were misleading and deceptive and done with the intent that AJRD stockholders would rely on those acts, statements, and/or omissions to their and the Company’s detriment.

64. The Company and its stockholders, including Counterclaim and Third- Party Complaint Plaintiffs, have suffered and continue to suffer irreparable harm as the result of such wrongful and inequitable conduct, and have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Counterclaim and Third-Party Complaint Plaintiffs respectfully request that this Court enter judgment in their favor and further enter an order:

a)	Scheduling an annual meeting of AJRD stockholders for the election of directors and a record date for such vote;

b)	Invalidating and disqualifying the slate proposed by Counterclaim and Third-Party Complaint Defendants for election as directors of AJRD;

c)

Prohibiting Counterclaim and Third-Party Complaint Defendants and their representatives and agents from taking any actions in furtherance of a purchase or offer to acquire AJRD securities until Directors who are not affiliated with Mr. Lichtenstein or Steel Partners have an adequate opportunity to consider and respond to the announced plan to acquire shares;

d)

Prohibiting Counterclaim and Third-Party Complaint Defendants and their representatives and agents from taking any actions in furtherance of a solicitation of proxies to vote AJRD securities they fully and accurately disclose all material information relating to their Board slate and their plans for the business;

e)

Declaring that the Lichtenstein Directors and Steel Partners have breached their fiduciary duties and that the Lichtenstein Nominees (and, in the alternative, Steel Partners) have aided and abetted those breaches;

f)	Enjoining the Lichtenstein Directors from Board votes in which they have a personal interest;

g)	Awarding damages and the reasonable attorneys’ fees and costs of this action; and

h)	Granting such other and further relief as this Court shall deem just and proper.

/s/ Raymond J. DiCamillo
Raymond J. DiCamillo (#3188)
OF COUNSEL:	Kevin M. Gallagher (#5337)
Daniel E. Kaprow (#6295)
GIBSON, DUNN & CRUTCHER LLP	Caroline M. McDonough (#6870)
Randy M. Mastro	RICHARDS, LAYTON & FINGER, P.A.
Mark A. Kirsch	920 North King Street
Adam H. Offenhartz	Wilmington, Delaware 19801
200 Park Avenue	(302) 651-7700
New York, New York 10166
(212) 351-4000

Colin B. Davis
2029 Century Park East, Suite 4000
Los Angeles, California 90067
(310) 552-8500

/s/ David J. Margules
David J. Margules (#2254)
OF COUNSEL:	Elizabeth A. Sloan (#5045)
Brittany M. Giusini (#6034)
BALLARD SPAHR LLP	BALLARD SPAHR LLP
Terence M. Grugan (pro hac vice	919 N Market St., 11th Floor
forthcoming)	Wilmington, DE 19801
1735 Market Street, 51st Floor	Tel.: (302) 252-4465
Philadelphia, PA 19103-7599
Telephone: (215) 665-8500
Counsel for General Kevin P. Chilton,
Thomas A. Corcoran, Eileen P. Drake,
and General Lance W. Lord

Dated: April 21, 2022

Committee Update (March 7, 2022) (pdf)

Committee for Aerojet Rocketdyne Shareholders and Value Maximization Calls for May 5, 2022 Annual Meeting to Elect a New Board:

Let Shareholders Decide!

The Aerojet Rocketdyne management team has a track record of delivering shareholder value fueled by strong revenue and profitability growth. The Company has delivered compelling shareholder returns during Ms. Drake’s tenure as CEO. The Company’s 121% five-year total shareholder return significantly outperformed the S&P Aerospace & Defense Select Index by 47% and the S&P 500 by 18%. Over that same period, the Company grew revenue by 4.4% annually, adjusted EBITDAP by 8.3% annually and adjusted EPS by nearly 20% annually.

Warren Lichtenstein and Steel Partners Holdings L.P. (“Steel Partners”), along with three of the current directors on the Aerojet Rocketdyne Board selected by him – and who have personal and/or business ties to him (collectively, the “Steel Partners Directors”) – have launched an unnecessary proxy contest and litigation to take control of the Board. The non-Steel Partners Directors (collectively, the “Independent Directors”) did not invite this proxy contest, litigation or disruption to the company and have tried to engage productively with the Steel Partners Directors since the end of January. In our view, the Steel Partners Directors’ actions over the last two weeks make it clear that Warren Lichtenstein and his associates are focused on distracting management and the rest of the Board, thereby impeding them from maximizing shareholder value.

We believe that a proxy contest is an unnecessary distraction to the Company and its management team at this important juncture for the Company. Every effort by Steel Partners to shift the focus from the performance of the management team, and its dedication to shareholder value, is nothing but a further distraction to the management team, forcing them to spend valuable time and resources responding to these constant claims. This comes at a real cost to shareholders. We firmly believe that the Steel Partners Directors’ campaign is intended to seed chaos in the boardroom and paralyze Aerojet Rocketdyne in a way that facilitates Lichtenstein’s plans to take control of the boardroom and the company.

Facing this critical challenge, our proposed resolution to protect your investment in Aerojet Rocketyne is to schedule the Aerojet Rocketdyne annual stockholder meeting for May 5, 2022 to elect the new Board of Directors. We have asked the Steel Partners Directors to agree to this date (or an earlier one) to let shareholders decide on the Board composition.

The future of Aerojet Rocketdyne is at a crossroads and it’s time for the shareholders to decide!

Lichtenstein / Steel Partners Draft Letter Agreement (pdf)

January 27, 2022

Aerojet Rocketdyne Holdings, Inc.

c/o Board of Directors

222 N. Pacific Coast Highway, Suite 500

El Segundo, California 90245

Dear Members of the Board of Directors of Aerojet Rocketdyne Holdings, Inc. (“Aerojet”):

Steel Partners Holdings L.P., on behalf of itself and its affiliates (“Steel”), hereby agrees not to nominate its own slate of director candidates for election at Aerojet’s 2022 annual meeting of stockholders. In exchange for Steel’s agreement, Aerojet agrees as follows:

In the event Aerojet’s merger with Lockheed Martin Corporation does not close for any reason by the 2022 annual meeting, Aerojet’s slate of director candidates for election at the annual meeting will be fixed at seven (7) individuals comprised of the following current directors – General Kevin Chilton, James Henderson, Warren Lichtenstein, General Lance Lord, Audrey McNiff and Martin Turchin – and the current CEO – Eileen Drake. If a majority of Aerojet’s director candidates are elected at the 2022 annual meeting, the Board will use its reasonable best efforts to add two diverse director candidates to the Board. The 2022 annual meeting will be held no later than Wednesday, May 4, 2022 if the merger with Lockheed Martin has not closed by such date.

This agreement and any dispute or action arising out of or relating to this agreement will be governed exclusively by the laws of the state of Delaware (without regard to conflict of law principles). The parties agree to the exclusive jurisdiction of the Delaware Court of Chancery over this agreement and any and all disputes arising out of or relating in any way to this agreement or its interpretation, negotiation or effect, except that if the Court of Chancery determines it lacks subject matter jurisdiction, the parties agree to the exclusive jurisdiction of any other state or federal court sitting in Wilmington, Delaware. The parties consent to and will not contest the personal or subject matter jurisdiction of the foregoing courts over proceedings instituted pursuant to this paragraph, and the parties waive and agree not to assert by way of motion, defense, or otherwise any claim challenging such jurisdiction.

The parties agree that money damages would not be a sufficient remedy for any breach or threatened breach of this agreement, and that the claimant(s) will suffer irreparable harm and be entitled to seek and obtain equitable relief, including by way of injunction, temporary restraining order and specific performance, as a remedy for any such brief or threatened breach (without the posting of any bond or other security and without proof of actual damages). Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach by the claimant(s) but will be in addition to all other remedies available at law or in equity.

If Aerojet agrees with the foregoing, please countersign and return to me a copy of this letter. Once executed, this letter agreement may only be modified or amended with the written consent of all signatories.

Sincerely,

Steel Partners Holdings L.P.

By: Warren G. Lichtenstein
Title: CEO

Agreed to and Accepted:

Aerojet Rocketdyne Holdings, Inc.

By:
Name:
Title:

Lichtenstein / Steel Partners Draft Resolutions (pdf)

AEROJET ROCKETDYNE HOLDINGS, INC.

SPECIAL TELEPHONIC MEETING OF THE BOARD

January 27, 2022

BOARD RESOLUTIONS

RESOLVED, that in the event Aerojet’s merger with Lockheed Martin does not close for any reason by the 2022 annual meeting of stockholders (the “Annual Meeting”), Aerojet’s slate of director candidates for election at the Annual Meeting will be fixed at seven (7) individuals comprised of General Kevin Chilton, James Henderson, Warren Lichtenstein, General Lance Lord, Audrey McNiff, Martin Turchin and Eileen Drake.

RESOLVED, that the Annual Meeting will be held no later than Wednesday, May 4, 2022 if Aerojet’s merger with Lockheed Martin has not closed by such date. RESOLVED, that following the Annual Meeting, the Board will use its reasonable best efforts to seek to add two diverse director candidates to the Board.

RESOLVED, that the Board hereby approves Aerojet’s entry into attached Letter Agreement, dated the date hereof, pertaining to matters relating to the foregoing resolutions.

RESOLVED, that the Executive Chairman and the appropriate executive officers of Aerojet be, and they hereby are, authorized and directed to execute, deliver and file any such certificates, instruments, agreements or documents, and to pay such fees and expenses and make all appropriate regulatory filings with relevant governmental authorities, and to do and perform such further acts and things in the name and on behalf of Aerojet as they in their discretion shall deem necessary, proper or advisable in order to fully carry out the intent and purposes of the foregoing resolutions.

“Recent Developments” Tab of the Website

Timeline of Events

April 25, 2022

2022

April 22 – Incumbent directors file preliminary proxy materials with SEC to solicit stockholder consents for calling a special stockholders meeting

April 20 – Incumbent directors file Answer and Counterclaims in litigation

April 18 – Incumbent directors seek to call special board meeting on April 20 in effort to set annual meeting date, record date and form committee of independent directors to address Lichtenstein HSR notice

April 9 – In response to Lichtenstein HSR notice, Incumbent directors (through counsel) circulate unanimous written consent seeking to schedule annual meeting date on May 27, 2022

April 7 – Lichtenstein / Steel Partners file HSR notice disclosing intention to acquire up to $1 billion in Company voting securities beginning May 5, 2022

March 28 – Committee issues Press Release updating shareholders on proxy fight

March 1 – Committee issues Press Release / Shareholder Letter announcing its slate of independent director nominees

Feb. 23 – Court issues temporary restraining order (TRO)

Feb. 13 – Lockheed Martin Corporation terminates merger agreement with company

Feb. 7 – Lichtenstein / Steel Partners initiate litigation in Delaware against incumbent directors

Feb. 1 – Lichtenstein / Steel Partners file 13D (amend. # 25) announcing notice of nomination

Jan. 28 – Lichtenstein / Steel Partners submit notice of nomination (omitted 4 incumbent directors from their slate)

Jan. 27 – Lichtenstein / Steel Partners abruptly cancel Jan. 27 special board meeting

Jan. 26 – Lichtenstein / Steel Partners circulate their proposed board resolutions and Steel Partners letter agreement

Jan. 25 – Lichtenstein / Steel Partners call second special board meeting to be held on Jan. 27 and circulate agenda

Jan. 24 – Special board meeting held to consider Lichtenstein / Steel Partners proposed slate of nominees and vote on their draft resolutions (incumbent directors vote against, meeting adjourned)

Jan. 24 – Lichtenstein / Steel Partners circulate agenda and draft resolutions one hour prior to meeting seeking to nominate slate (omitted one incumbent director from slate, excluded corporate secretary from meeting)

Jan. 21 – Lichtenstein / Steel Partners call special board meeting to be held on Jan. 24 2017

Dec. 26, 2017 – Lichtenstein / Steel Partners file 13D (amend. # 24)

*****	The Committee is comprised of the eight independent director nominees identified on this site
****	Incumbent directors are the four company directors not included on the Lichtenstein / Steel Partners slate of nominees
***	Independent directors means independent of Lichtenstein, Steel Partners and their affiliates and nominees
**	Filings and releases can be found at: SEC Filings
*	The company is Aerojet Rocketdyne Holdings, Inc.

“Contact” Tab of the Website

For more information please contact:

Committee for Aerojet Rocketdyne Shareholders and Value Maximization

(310) 387-8565

maximizeajrdvalue@gmail.com

D.F. King & Co.,

(212) 269-5550 (collect)

AJRD@dfking.com

Important Information

These materials are provided by Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) on their own behalf, and not on behalf of Aerojet Rocketdyne Holdings, Inc. (the “Company”). The Incumbent Directors will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s annual meeting of shareholders. The Incumbent Directors will furnish the definitive proxy statement to its shareholders, together with a WHITE proxy card. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov.

The Incumbent Directors together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company’s upcoming annual meeting of shareholders. Information about the Incumbent Directors is set forth in the Company’s Proxy Statement for its last Annual Meeting of Shareholders, which was filed with the SEC on March 19, 2021 and is available at the SEC’s website at www.sec.gov or the Company’s website at https://ir.aerojetrocketdyne.com/. Additional information regarding the interests of participants in the solicitation of proxies in connection with the upcoming annual meeting of shareholders will be included in the definitive proxy statement that the Incumbent Directors will file with the SEC.

Ms. Drake beneficially owns 336,131 shares of common stock, $0.10 par value per share, of the Company (the “Common Stock”), among which 119,260 shares of Common Stock are directly beneficially owned by Ms. Drake and 216,871 shares of Common Stock are held by EPD 2018 Trust dated August 7, 2018 and indirectly beneficially owned by Ms. Drake. On behalf of General Chilton, 20,436 shares of Common Stock are held by a “rabbi trust,” the receipt of which has been deferred by General Chilton pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 20,436 shares of Common Stock are not deemed to be beneficially owned by General Chilton. On behalf of General Lord, 41,911 shares of Common Stock are held by a “rabbi trust,” the receipt of which has been deferred by General Lord pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Thus, such 41,911 shares of Common Stock are not deemed to be beneficially owned by General Lord. Mr. Corcoran beneficially owns 107,301 shares of Common Stock, among which 3,699 shares of Common Stock are directly beneficially owned by Mr. Corcoran and 103,602 shares of Common Stock are held by Thomas A. Corcoran TTEE U/A DTD 07/16/2001 Trust and indirectly beneficially owned by Mr. Corcoran. Ms. James beneficially owns 29 shares of Common Stock, all of which are held by Deborah Lee James Living Trust and indirectly beneficially owned by Ms. James. Mmes. Baker and Blakey and Maj. Gen. Bolden do not beneficially own any securities of the Company.

Forward-Looking Statements

This filing contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this filing are based on current expectations and are subject to risks, uncertainty and changes in circumstances, which could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “believe,” “could,” “expect,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the forward-looking statements.